EXHIBIT 5.1


                       [Davis Polk & Wardwell Letterhead]


                                  650-752-2000



                                       January 30 2002

Re:   Registration Statement on Form S-8

NetIQ Corporation
3553 North First Street
San Jose, CA 95134

Ladies and Gentleman:

     We are acting as counsel for NetIQ Corporation (the "Company") in connection with the filing of the Registration Statement (the "Registration Statement") on Form S-8 under the Securities Act of 1933, as amended, relating to (i) 2,600,000 additional shares (the "1995 Shares") of the Company's common stock, par value $0.001 per share (the "Common Stock"), reserved for issuance under the Company's 1995 Stock Plan, (ii) 1,500,000 shares (the "2002 Shares") of the Company's Common Stock reserved for issuance under the Company's 2002 Stock Plan, and (iii) 800,000 additional shares (the "1999 Shares") of the Company's Common Stock reserved for issuance under the 1999 Employee Stock Purchase Plan, as referred to in such Form S-8 and together, the "Plans".

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments relating to the Plans as we have deemed necessary or advisable for the purposes of this opinion.

     Upon the basis of the foregoing, we are of the opinion that the 1999 Shares, the 2002 Shares and the 1995 Shares deliverable pursuant to the Plans, when delivered in accordance with the Plans upon receipt by the Company of adequate consideration therefor, will be duly authorized, validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                                  Very truly yours,


                                                  /s/ Davis Polk & Wardwell